Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ethan Allen Interiors Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-138763) on Form S-8 of Ethan Allen Interiors Inc. of our reports dated August 19, 2010, with respect to the consolidated balance sheets of Ethan Allen Interiors Inc. and subsidiaries as of June 30, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2010, and the effectiveness of internal control over financial reporting as of June 30, 2010, which reports appear in the June 30, 2010 annual report on Form 10-K of Ethan Allen Interiors Inc. Our report refers to the Company’s adoption of the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (included in FASB Accounting Standards Codification Topic 740, Income Taxes) as of July 1, 2007.

/s/KPMG LLP

Stamford, Connecticut

August 19, 2010